Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-193640) on Form S-8 of Care.com, Inc. of our report dated October 2, 2014, relating to our audit of the financial statements of Citrus Lane, Inc. as of and for the years ended December 31, 2013 and 2012, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP
Irvine, California
October 2, 2014